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                                                                      EXHIBIT 23

                          Independent Auditors' Consent

The Board of Directors
Vari-L Company, Inc.:

We consent to incorporation by reference in the registration statement (Nos. 33-88666, 33-81045, 333-45137, and 333-81915) on Form S-8 of Vari-L Company,
Inc. of our report dated August 23, 2002, except for notes 3 , 13 and 14 as to which the date is October 7, 2002, with respect to the balance sheets of Vari-L Company, Inc. as of June 30, 2002 and 2001, and the related statements of operations, stockholders' equity and cash flows for each of the years in the two-year period ended June 30, 2002, and the related Schedule II--Valuation and Qualifying Accounts for the years ended June 30, 2002 and 2001, which report appears in the June 30, 2002, annual report on Form 10-K of Vari-L Company, Inc.


(signed) KPMG LLP


Denver, Colorado
October 7, 2002